EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 7th day of March, 2007

BETWEEN:

> **TLC VENTURES CORP.**, a Corporation incorporated under the laws of British Columbia and having an office at 1250 – 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2
>
> (hereinafter referred to as the "Company")

AND:

> **ROBERT BROWN,** having an address at 2025 – 27th Street, West Vancouver, British Columbia, V7V 4L3
>
> (hereinafter referred to as the "Executive")

WHEREAS:

A. The Company is a company listed on the TSX Venture Exchange;

B. The Executive has skills and experience sought by the Company; and

C. The Company and the Executive wish to enter into this Employment Agreement ("Agreement") under the terms and conditions herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
TERM OF EMPLOYMENT

1.1 The term of employment under this Agreement shall commence on March 26nd, 2007 (the "Effective Date") and shall be for a term of three years (the "Term"), subject to termination as provided for in Article 6 hereof. In accordance with the terms of this Agreement, the Executive shall devote himself full-time to his employment duties and responsibilities with the Company.

1.2 If the Company decides to renew this Agreement beyond the Term, it shall notify the Executive on or before August 31, 2009, with the terms and conditions of such renewal to be agreed upon by the parties no later than November 30, 2009. If the Company fails to so notify the Executive, then this Agreement shall terminate at the end of the Term, subject to earlier termination as provided in this Agreement.

1.3 Upon the termination of the Executive's employment with the Company, the Executive shall immediately deliver to the Company his duly signed written resignation as a Director and Officer of the Company.

ARTICLE 2
DUTIES AND RESPONSIBILITIES

2.1 The Executive shall serve the Company as an executive officer in the position of President and Chief Executive Officer.

2.2 The Executive shall report to the Board of Directors (the "Board") of the Company and shall undertake and perform the following duties and responsibilities:

(a) actively engage with the Board to ensure that the initiatives of the management team are aligned with the direction and objectives for the Company that have been established by the Board;

(b) if and when required, update the Company's Strategic Plan to achieve the corporate goals of the Company, and, provide regular progress reports against the plan to the Board;

(c) provide overall direction for the Company in order for it to implement agreed-upon strategies as defined in the Strategic Plan in order to meet Company goals and objectives, including raising capital for the Company;

(d) provide shareholder and investor communication and manage key investment banking and institutional relationships;

(e) make decisions in line with organizational goals, leading to desired results, and will be responsible and accountable for results;

(f) oversee TLC exploration and development projects and administration;

(g) make decisions in conjunction with the TLC Board of Directors regarding mineral project acquisitions;

(h) create and sustain the organizational culture and environment needed to achieve Company goals and objectives and recruit and retain a high performance operating team, including the hiring of key executive personnel;

(i) recommend senior executive appointments and terminations;

(j) oversee day-to-day management and administration of the Company; and

(k) such other duties and responsibilities as may be assigned or vested in him by the Board from time to time and which are consistent with the duties and responsibilities of a President and Chief Executive Officer.

2.3 The Executive agrees, during the continuance of his employment, to devote his entire working time, services, skill and ability to such employment and to serve at all times with loyalty and honesty in the best interests of the Company. The Executive acknowledges that the position of President and Chief Executive Officer will involve extensive travel to project sites and for

investor relations functions. The Executive shall be based in the Company's head office in Vancouver, and shall provide services at the Company's office and field locations as required and agreed by the Board.

2.4 The Executive agrees to serve as a Director and Officer of the Company and the Company will provide a separate indemnity agreement to the Executive indemnifying the Executive as a Director and Officer of the Company. The Company confirms that it has adequate Directors and Officers Liability Insurance (see attached).

2.5 On or about September 1, 2007, there shall be a performance review by the TLC Ventures Compensation Committee of the Executive to determine the progress of the Executive. Subsequent performance reviews will occur at 6 month intervals ending with a review on or about August, 2009.

2.6 Subject to this Article 2.3, the Executive may engage in other activities for any charitable or other non-profit institution and may accept External Directorships. For the purposes of this Article 2.6, "External Directorships" shall mean any board of directors, advisory board or counsel for a for-profit organization. Attached hereto as Appendix A are the Executive's External Directorships, as amended from time to time. The Executive, at his discretion, shall be permitted to terminate such External Directorships and accept other External Directorships, provided always that i) such External Directorships shall not exceed three; ii) such External Directorships shall comply with the non-competition provisions contained in Article 7 hereof; and, iii) such External Directorships do not materially and adversely affect the Executive's ability to perform his functions in accordance with this Agreement, in which case, such number of External Directorships as authorized herein may be reduced in number by the Board, with the prior consultation of the Executive, such that the Executive is able to perform his functions in accordance with this Agreement.

ARTICLE 3
COMPENSATION

3.1 In consideration of the services provided by the Executive hereunder, the Company shall, as of the Effective Date, pay to the Executive annual fixed remuneration in the amount of CAD$250,000 ("Annual Fixed Renumeration"), payable semi-monthly (CAD$10,416.68 per two week period.) less applicable deductions including CPP, EI, and income tax, and in such manner as may be agreeable to the Parties and in compliance with any applicable legislation. During the Term of this Agreement the Board of Directors of the Company, on the recommendation of the Compensation Committee, may, at their sole discretion, recommend an increase in the Executive's Annual Fixed Remuneration.

3.2 The Company shall pay to the Executive a signing bonus in the amount of CAD$50,000 on the execution of this Agreement by both parties.

3.3 In addition to the Annual Fixed Renumeration, the Executive shall participate in the Company's bonus plan with an annual performance bonus potential of 30% of Annual Fixed Remuneration ("Bonus") for the initiation and successful completion of individual Company goals and objectives as defined in the Strategic Plan. The amount of the Bonus, if any, and method of payment, will be determined at the sole discretion of the Board following the end of the Company's fiscal year as a result of the recommendation of the Compensation Committee. If a

bonus is deemed to be paid to the Executive it will be paid on, or about the anniversary of the Effective Date.

ARTICLE 4
STOCK OPTION

4.1 The Executive shall participate in the Company's stock option plan dated May 18, 2005 (Refer to TLC Ventures Stock Option Plan dated May 15, 2005 which is attached to this Employment Agreement). The Executive shall be initially entitled to a total of 1,500,000 options in the share capital of the Company priced at the market value at the time it is granted ("Initial Options"). The Initial Options shall be priced concurrent with the public announcement of the Executive's appointment as President and Chief Executive Officer of the Company and shall be priced at the closing price of the shares on the TSX Venture Exchange the day prior to the public announcement of the Executive's appointment.

4.2 The Initial Options shall have a five year term from the date of grant and shall be subject to an 18-month vesting period as follows:

(a) 25% on grant; and

(b) 25% every six months thereafter up to the 18-month vesting period.

4.3 Upon a change of control or other event collectively known as a Triggering Event (as defined, in the Company's Stock Option Plan dated May 18, 2005 which is attached to this Agreement), the unvested stock options in the Company will vest according to the Plan dated May 18, 2005. For greater certainty, upon a change of control or other event known as a Triggering Event, all unvested stock options owned by the Executive in the Company will vest immediately and be exercisable immediately. Despite clause 3.9 of the Stock Option Plan (the "Plan"), the Board or Committee is not required to authorize the vesting of any unvested stock options.

Despite clauses 11.4 and 11.5 of the Stock Option Plan the Board or Committee is not entitled to revoke or otherwise rescind any stock options, vested or unvested upon a change or other trigger event.

4.4 Any additional options may be awarded at the sole discretion of the Board and are subject to regulatory approval.

ARTICLE 5
BENEFITS

5.1 <u>Medical, Dental, and Insurance</u>

The Executive shall be eligible for any medical, dental, and insurance programs (including disability and life insurance) applicable to the executives of the Company as amended from time to time. Should the Company not have any benefit programs in place at the Effective Date, the Company shall pay for the Executive's monthly benefit expense.

5.2 <u>Vacation</u>

The Executive shall be entitled to 20 Business Days (as defined in Article 9.11) of annual paid vacation during each year. Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year.

5.3 Expenses

The Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred while travelling on Company's business. The Executive shall be reimbursed within 14 days following submission of an expense report to the Company in respect of such expenses.

5.4 Transportation

The Company shall pay for the lease and insurance of a motor vehicle for the Executive's use during his employment with the Company. The motor vehicle shall be of similar value to an Acura TL sedan. When in use for business purposes, maintenance and operational expenses of the motor vehicle shall be the responsibility of the Company; when in use for personal purposes, such expenses will be the responsibility of the Executive. The Company will also pay for a parking spot for the Executive.

5.5 Club Membership

The Company shall pay for the Executive's membership at the Terminal City Club or comparable club facility.

ARTICLE 6
TERMINATION OF THIS AGREEMENT

6.1 Notwithstanding any other provisions of this Agreement but subject to Article 9.8 hereof, and without prejudice to rights accrued to the Executive to the Date of Termination (as defined herein), this Agreement shall terminate automatically upon the death of the Executive or on the Date of Termination. The "Date of Termination" will be, as applicable, the date the Company terminates the Executive in accordance with Article 6.2; or the date the Company terminates the Executive; or in accordance with Article 6.4; or the date the Executive commences his retirement in accordance with Article 6.5; or the date determined in accordance with Article 6.6.

6.2 Nothing in this Agreement shall restrict or impair the Company's right to terminate the employment of the Executive without compensation:

(a) at any time by notice in writing from the Company to the Executive for just cause, which without limiting the generality of the foregoing, shall include:

(i) serious and wilful misconduct;

(ii) breach of fiduciary duty;

(iii) failure to obey the lawful direction of the Board;

(iv) fraud;

(v) theft;

(vi) wilful breach or neglect of significant and material duties the Executive is required to perform; and

(vii) breach of a restrictive covenant of this Agreement.

(b) if the Executive shall become permanently disabled. For purposes of this sub-Article 6.2 (b), the Executive shall be deemed to be permanently disabled immediately following:

(i) any period of 365 consecutive days during which he is prevented, notwithstanding reasonable efforts to accommodate the disability, from performing his essential duties as an executive of the Company for more than 182 days in the aggregate by reason of illness or mental or physical disability; or

(ii) his being found of unsound mind or incapable of managing his own affairs by the judgement or order of a court of competent jurisdiction.

(iii) In the event that Executive's employment is terminated by the Company pursuant to section 6.2(b), the Company shall promptly pay to the Executive (or in the event that such termination is pursuant to the death of the Executive, to Executive's estate or other legal representative) any remaining amount of the Annual Fixed Remuneration and bonus accrued to the date of Executive's termination.

6.3 If the Company terminates the Executive for any reason other than Article 6.2 or 6.4, the Company will pay the Executive, from the date of termination, the balance of the Annual Fixed Remuneration remaining in the 3 year Term of the Agreement. Such payment will be made within 20 days of the termination and upon compliance with Article 1.3 of this Agreement.

6.4 At any time during his employment, should a Change of Control (as defined herein) event occur resulting in the Executive's resignation for any reason or the Executive no longer being employed by the Company as President and Chief Executive Officer within 120 days of such Change of Control, the Executive shall be entitled to a severance payment equal to 24 months of his Annual Fixed Renumeration, plus any Bonus owed at the time of the Change of Control, within thirty days of the termination and the Executive's unvested options will become fully vested and immediately exercisable. For clarity, a determination of the Bonus owing to the Executive will be calculated at the time just prior to the Change of Control.. If a severance payment is payable it will be paid in one lump sum. The Executive shall be entitled to health, dental, and insurance benefits to the date of termination only.

For the purpose of this clause, a Change of Control shall be deemed to have occurred when:

(a) a person becomes a "control person" (as that term is defined in the *Securities Act*, British Columbia) of the Company, other than the current control person or an associate or affiliate; or

(b) a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent Board.

6.5 This Agreement is terminated, without prejudice to rights accrued to the Executive to the Date of Termination, when the Executive commences his retirement.

6.6 The Executive may, by providing at least two months notice in writing to the Company (the "Notice Period"), terminate this Agreement and his employment with the Company. In such circumstance, the Company may request that the Executive cease duties prior to the expiry of the Notice Period. The Company shall, in such event, pay to the Executive an amount equal to the difference between what the Executive would have received had the employment of the Executive been continued for the Notice Period and the amount actually paid by the Company to the Executive during the Notice Period. In the event the Executive provides such notice to the Company, the "Date of Termination" shall mean the last day of the Notice Period. The Executive shall be entitled to health, dental, and insurance benefits to the Date of Termination only.

ARTICLE 7
NON-COMPETITION

7.1 During the Term of this Agreement and for the 4 months following the termination of this Agreement, the Executive shall not:

(a) own or have any interest directly in; nor

(b) act as an officer, director, agent, employee or consultant for

any person, firm, association, partnership, corporation or other entity (the "Competitive Entity") engaged in a business undertaken by the Company within 10 kilometres of the external boundary of any mineral or mining license or claim which comprises a mineral project that the Company is actively exploring or developing.

7.2 The restriction set out in Article 7.1 above shall not apply to ownership by the Executive of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.

7.3 The Executive acknowledges that the restriction contained in Article 7.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in Article 7.1 or 7.2 of this Agreement, or any part thereof, such court shall have the power to reduce the duration of such provision or the area covered thereby, and, in its reduced form, such provision shall then be enforceable and shall be enforced. .

ARTICLE 8
CONFIDENTIALITY

8.1 The term "Confidential Information" means any and all know-how, processes, technical information, reports, surveys, analyses, production reports, technical, accounting and financial records and like information and materials received from the Company and any copies or excerpts thereof containing proprietary or Confidential Information in written or digital format. The Company may disclose, in writing or orally, certain Confidential Information to the Executive.

8.2 The Executive acknowledges and agrees that any Confidential Information disclosed to the Executive is in the strictest confidence. The Executive acknowledges and agrees that any a Confidential Information disclosed to the Executive in any form whatsoever is confidential and proprietary information of the Company, the disclosure of which the Executive agrees will cause harm, including economic harm, to the Company.

8.3 Except as authorized by the Company, the Executive will not, except in the course of his duties to the Company:

(a) duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company's Confidential Information; or

(b) use the Company's Confidential Information without the prior written consent of the Company.

8.4 The Executive will diligently safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons.

8.5 Any and all know-how, processes, technical information, reports, surveys, analyses, production reports, technical, accounting and financial records and like information and materials received from the Company and any copies or excerpts thereof containing proprietary or Confidential Information will remain the property of the Company and will, upon the request of the Company, be promptly returned to the Company by the Executive.

8.6 The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a) is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b) is already known to the Executive at the time of receipt of the Confidential Information;

(c) is lawfully made available to the Executive by a third party; or

(d) is authorized by the Board.

8.7 The provisions of Article 8shall survive the termination of this Agreement for a period of one year after termination.

ARTICLE 9
MISCELLANEOUS

9.1 This Agreement represents the entire agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to this Agreement.

9.2 If any provision of this Agreement is declared invalid for any reason, such declaration will not affect the validity of any remaining portion of this Agreement, which remaining portion will remain in full force and effect as if this Agreement had been executed without the invalid portion. The parties declare their intention to be that they would have executed the remaining portions of this Agreement without including any such part, parts, or portion, which may, for any reason, be declared invalid.

9.3 The Executive hereby confirms that he is not a party to any agreement or under any other obligation to anyone, including any former employer nor does the Executive have any other interest which is inconsistent with or in conflict with or which would prevent, limit or impair the Executive's performance of any obligations hereunder which the Executive has not disclosed in writing to the Company. The Executive acknowledges that the Company is not requesting the Executive disclose any confidential information which the Executive may have obtained from a former employer.

9.4 The Executive acknowledges that a breach by the Executive of any of the covenants contained in Articles 7, 8 and 9 of this Agreement shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

9.5 The Company and the Executive further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement including, but without limiting the generality of the foregoing, the Executive's rights upon termination and the restrictions on the Executive after termination, and acknowledge and agree that the said terms of employment and rights and restrictions upon termination are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will. The Executive further acknowledges that he has had the opportunity to seek independent legal advice prior to entering into this Agreement.

9.6 Any waiver by the Executive or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

9.7 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors, heirs, representatives, administrators and the assigns of the Company. The Executive shall not assign or transfer this Agreement or any of his rights or obligations hereunder.

9.8 The provisions of Articles 7 and 8 shall survive the termination of this Agreement.

9.9 Any amount payable under this Agreement shall be paid in Canadian currency.

9.10 This Agreement shall be governed by and construed according to the laws of the Province of British Columbia, and both parties hereby agree that the Courts of the Province of British Columbia have exclusive jurisdiction in any dispute, action, cause or action or otherwise that may arise from this Agreement.

9.11 Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a) if to the Company:

TLC Ventures Corp.
1250 – 999 West Hastings Street
Vancouver, British Columbia, V6C 2W2
Telephone: (604) 681-9944
Facsimile: (604) 681-9955
Attention: Edward Farrauto, CFO, Director

(b) if to the Executive:

2025 – 27th Street
West Vancouver, British Columbia, V7V 4L3
Telephone: 604 9225899
Facsimile: ____________

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Article. Any notice so delivered shall be deemed to have been given and received on the day it is so delivered at such address, provided that such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication shall be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. "Business Day" means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia.

IN WITNESS WHEREOF this Agreement has been executed the 7th day of March, 2007 by the parties hereto.

The Corporate Seal of **TLC VENTURES CORP.** was hereunto affixed in the presence of:) C/S

[signature]

Signed, Sealed and Delivered by **ROBERT BROWN**

in the presence of:

[signature]
Name

1250-999 W. Hastings
Address:

Van BC
City:

Exec Ass.
Occupation:

[signature]
ROBERT BROWN

APPENDIX A

EXTERNAL BOARD APPOINTMENTS

OF ROBERT BROWN

DIAMONDEX RESOURCES LTD.

MINERAL DEPOSITS RESEARCH UNIT ("MDRU') UNIVERSITY OF BRITISH COLUMBIA

ASSOCIATION OF MINERAL EXPLORATION BRITISH COLUMBIA ("AMEBC")